UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A/A
(Amendment No. 1)
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES  PURSUANT TO SECTION 12(b) OR 12(g) OF THE  SECURITIES EXCHANGE ACT OF 1934
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KINDRED BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)
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Delaware	46-1160142
(State or other jurisdiction of incorporation or organization) 1555 Bayshore Highway, Suite 200, Burlingame, California (Address of principal executive offices)	(I.R.S. Employer Identification No.) 94010 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Preferred Share Purchase Rights	Name of each exchange on which each class is to be registered The NASDAQ Stock Market LLC
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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Registration A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Amendment No. 1 on Form 8-A/A is filed to amend and supplement Items 1 and 2 of the Form 8-A filed with the Securities and Exchange Commission (the “Commission”) by Kindred Biosciences, Inc. (the “Company”) on May 24, 2017 (the “Original Form 8-A"). The Original Form 8-A registered the Company’s preferred share purchase rights (the “Rights”) under the Securities Exchange Act of 1934, as amended.

Item 1. Description of Registrant’s Securities to be Registered.

On May 11, 2020, the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agent”) entered into a First Amendment to Rights Agreement (the “First Amendment”). The First Amendment amends the Rights Agreement dated as of May 19, 2017 (the “Rights Agreement”) between the Company and the Rights Agent by extending the Final Expiration Date (as defined in the Rights Agreement) of the Rights issued pursuant to the Rights Agreement from the close of business on May 18, 2020 to the close of business on May 18, 2023.

The preceding description of the Rights Agreement and the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which has been filed as Exhibit 4.1 to this Amendment No. 1 on Form 8-A/A and is incorporated into this Item 1 by reference, and by reference to the full text of the First Amendment, a copy of which has been filed as Exhibit 4.2 to this Amendment No. 1 on Form 8-A/A and is incorporated into this Item 1 by reference.

Item 2. Exhibits.

Exhibit No.	Description
3.1
Certificate of Designations of Series A Preferred Stock of Kindred Biosciences, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, filed with the Commission on May 24, 2017).

4.1
Rights Agreement, dated as of May 19, 2017, between Kindred Biosciences, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Commission on May 24, 2017).

4.2
First Amendment to Rights Agreement, dated as of May 11, 2020, between Kindred Biosciences, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 12, 2020).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KINDRED BIOSCIENCES, INC.

Date: May 12, 2020	By: /s/ Richard Chin
Richard Chin, M.D.
Chief Executive Officer